August 3, 2023

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Mesdames/Sirs:

Re:	High Tide Inc. (the "Corporation")

We hereby consent to the use of our name in Amendment No.1 to the Corporation’s Registration Statement on Form F-10 dated August 3, 2023, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein (the “Prospectus”), on the face page and under the headings “Legal Matters and Interests of Experts” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours very truly,

"Garfinkle Biderman LLP"

Garfinkle Biderman LLP

Garfinkle | Biderman LLP	Tel | 416.869.1234
Dynamic Funds Tower, Suite 801, 1 Adelaide Street East, Toronto, ON M5C 2V9	Fax | 416.869.0547 www.garfinkle.com